RUNWAY GROWTH FINANCE CORP.

RUNWAY GROWTH CAPITAL LLC

RUNWAY ADMINISTRATOR SERVICES LLC

INSIDER TRADING POLICIES AND PROCEDURES

I. BACKGROUND

All personal securities trades by Covered Persons are subject to these Insider Trading Policies and Procedures. Moreover, compliance with the personal securities trading restrictions imposed by the Joint Code of Ethics (the “Joint Code of Ethics”) adopted by Runway Growth Finance Corp. (the “Company”), Runway Growth Capital LLC (the “Adviser”) and Runway Administrator Services LLC (the “Administrator”) and these procedures by no means assures full compliance with the prohibition on insider trading, as defined in these procedures.

Insider trading—trading securities while in possession of material, nonpublic information or improperly communicating such information to others (“tipping”)—may expose a person to stringent penalties. Under federal securities laws, individuals who engage in insider trading or tipping can be liable for substantial criminal and civil penalties, including (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil penalties of up to three times the profit gained or loss avoided.

In addition, if a company fails to take appropriate steps to prevent unlawful insider trading, it could have “controlling person” liability for a trading violation by a director, officer or employee, with civil penalties of up to the greater of (i) three times the profit gained or loss avoided and (ii) $1 million, and a criminal penalty of up to $25 million. The Company’s directors, officers and other supervisory personnel could also be personally liable for civil penalties as “controlling persons” if they fail to take appropriate steps to prevent unlawful insider trading. In addition, investors may sue seeking to recover damages for insider trading violations.

These Insider Trading Policies and Procedures (the “Policy”) are drafted broadly and will be applied and interpreted in a similar manner. Regardless of whether a federal inquiry or violation of law occurs, the Company, the Adviser and the Administrator view seriously any violation of the Policy. Any violation constitutes grounds for disciplinary sanctions, including, but not limited to, dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

The law of insider trading is complex; a Covered Person1 legitimately may be uncertain about the application of this Policy in a particular circumstance. A question timely asked, in good faith, to an appropriate Company or Adviser officer could forestall disciplinary action or complex legal problems. Covered Persons should direct any questions relating to this Policy to the Company’s or the Adviser’s Chief Compliance Officer. Subject to the provisions and protections of the SEC Whistleblower Program, a Covered Person must also notify the Chief Compliance Officer immediately if he or she knows or has reason to believe that a violation of this Policy has occurred or is about to occur.

1 The term “Covered Person” has the same meaning as in the Joint Code of Ethics.

Adopted: [●], 2024

II. STATEMENT OF FIRM POLICY

A. All Covered Persons must comply with this Policy as set forth herein.

B. At all times, the interests of the Adviser’s clients (“Clients”) must prevail over the Covered Person’s interest.

C. Buying or selling Securities2 in the public markets on the basis of material, nonpublic information (“MNPI”) is prohibited. Similarly, buying and selling Securities in a private transaction on the basis of MNPI is prohibited, except in the limited circumstance in which the information is obtained in connection with a private transaction with the issuer of the securities involved, in which case the private transaction itself is permitted. A prohibited transaction would include purchasing or selling (i) for a Covered Person’s own account or one in which the Covered Person has direct or indirect influence or control, (ii) for a Client’s account, or (iii) for the Adviser’s inventory account. If any Covered Person is uncertain as to whether information is “material” or “nonpublic,” he or she should consult the Chief Compliance Officer.

D. Disclosing MNPI to inappropriate personnel, whether or not for consideration, i.e., “tipping,” is prohibited. MNPI may be disseminated on a “need to know basis” only to appropriate personnel. This would include any confidential discussions between the issuer of Securities and personnel of the Adviser. The Chief Compliance Officer should be consulted should a question arise as to who is or may be made privy to MNPI.

E. Assisting anyone who is transacting business on the basis of MNPI through a third party is prohibited.

F. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply herewith. In all cases, the responsibility for determining whether an individual is in possession of MNPI rests with that individual, and any action on the part of either Company, the Adviser, a Chief Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

G. From Securities and Exchange Commission (the “Commission”) enforcement proceedings, it is clear that when a portfolio manager is in a position, due to his or her official duties at an issuer, to have access to MNPI on a relatively continuous basis, self-reporting procedures are not adequate to detect and prevent insider trading. Accordingly, no Covered Person may trade in any Securities issued by any company of which such Covered Person is an employee or has access to MNPI on a regular basis. All Covered

2 “Securities” shall have the same meaning in this Policy as the term “Covered Security” is defined in the Joint Code of Ethics.

Adopted: [●], 2024

Persons must report to the Chief Compliance Officer or designee any affiliation or business relationship they may have with any issuer.

H. The following summarizes principles important to this Policy:

1. What is “Material” Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact-specific inquiries, and is often evaluated by enforcement authorities with the benefit of hindsight. However, if the information you have received is or could be a factor in your trading decision, you must assume that the information is material. Covered Persons should direct any questions regarding the materiality of information to the Chief Compliance Officer or designee.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results or expectations for the quarter or year, financial forecasts or estimates, changes in previously released earnings estimates, possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies, major financing developments, major litigation, liquidation problems, certain developments at significant portfolio companies or with significant customers, obtaining or losing important contacts, major personnel changes and extraordinary management developments. Material information may also relate to the market for a Security. Information about a significant order to purchase or sell Securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

2. What is “Nonpublic” Information?

Information is “nonpublic” until it has been disseminated broadly to investors in the marketplace. Tangible evidence of this dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the Commission or some other government agency, through a press release, or available to the Dow Jones “tape” or The Wall Street Journal or some other general circulation publication, and after sufficient time has passed so that the information has been disseminated widely. If you believe that you have information concerning an issuer that gives you an advantage over other investors, the information is, in all likelihood, non-public.

I. Identifying MNPI.

Before executing any Securities trade for oneself or others, including Clients, a Covered Person must determine whether he or she has access to MNPI with respect to such Securities. If a Covered Person believes he or she might have access to MNPI, he or she must:

Adopted: [●], 2024

1. Immediately alert the Chief Compliance Officer or designee, so that the applicable Security is placed on the “Restricted List” maintained by the Adviser’s Chief Compliance Officer. See the Joint Code of Ethics for a description of the purpose and mode of operation of the Restricted List. Independent Directors (as defined in the Joint Code of Ethics) of the Company are not subject to this Section II.I.1 but are encouraged to comply with its provisions.

2. Not purchase or sell the Securities on his or her behalf or for others, including Clients (except in the limited circumstance in which the information is obtained in connection with a private transaction with an issuer of securities, in which case the private transaction itself is permitted).

3. Not communicate the information inside or outside of the Company or the Adviser, other than to the Chief Compliance Officer or designee (or, in the limited circumstance of a private transaction with the issuer of the securities involved, to Covered Persons within the Adviser involved in the transaction with a need to know the information).

The Chief Compliance Officer, with the assistance as necessary of legal counsel, will review the issue, determine whether the information is material and nonpublic, and, if so, what action the Adviser should take.

J. Contacts with Public Companies; Tender Offers.

Contacts with public companies may represent part of the Adviser’s research efforts and the Adviser may make investment decisions on the basis of its conclusions formed through these contacts and analysis of publicly available information. Difficult legal issues may arise, however, when a Covered Person, in the course of these contacts, becomes aware of MNPI. For example, a company’s chief financial officer could prematurely disclose quarterly results, or an investor relations representative could make selective disclosure of adverse news to certain investors. In these situations, the Adviser must make a judgment about its further conduct. To protect oneself, Clients, and the Adviser, a Covered Person should immediately contact the Chief Compliance Officer if he or she believes he or she may have received MNPI under these or other similar circumstances.

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary movement in the price of the target company’s securities. Trading during this time is more likely to attract regulatory attention, and produces a disproportionate percentage of insider trading cases. Second, the Commission has adopted a rule expressly forbidding trading and “tipping” while in possession of MNPI regarding a tender offer received from the company making the tender offer, the target company, or anyone acting on behalf of either. Covered Persons must exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

III. INSIDER TRADING PROCEDURES

Adopted: [●], 2024

The following procedures have been established to aid Covered Persons in avoiding insider trading, and to aid the Company and the Adviser in preventing, detecting and imposing sanctions against insider trading. Every Covered Person must follow these procedures as detailed in this Policy or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If a Covered Person has any questions about these procedures, he or she should consult the Chief Compliance Officer or designee.

This Policy also applies to each Covered Person’s family members who reside with such Covered Person (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the Covered Person’s household, and any family members who do not live in such household but whose transactions in the Company’s Securities are directed by the Covered Person or are subject to the Covered Person’s influence or control, such as parents or children who consult with the Covered Person before they trade in the Company’s Securities (collectively referred to as “Family Members”). Each Covered Person is responsible for the transactions of these other persons and therefore should make them aware of the need to confer with the Covered Person before they trade in the Company’s Securities, and the relevant Covered Person should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for his or her own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to the Covered Person or his or her Family Members.

In addition, this Policy applies to any entities that a Covered Person influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Covered Person’s own account.

A. Responsibilities of Covered Persons.

All Covered Persons must make a diligent effort to ensure that a violation of this Policy does not either intentionally or inadvertently occur. In this regard, all Covered Persons are responsible for:

1.
Reading, understanding and consenting to comply with this Policy. Covered Persons will be required to sign an acknowledgment substantially in the form of Exhibit A that they have read and understand this Policy.

2.
Ensuring that no trading occurs for their account, for any account over which they have direct or indirect influence or control or for any Client’s account in Securities for which they have MNPI (except in the limited circumstance in which the information is obtained in connection with a private transaction with the issuer of the securities involved, in which case the private transaction itself is permitted).

3.
Ensuring that any Family Member or Controlled Entity of such Covered Person whose transactions are subject to this Policy, as discussed herein, with the requirements of this Policy.

Adopted: [●], 2024

4.
Not disclosing MNPI obtained from any source whatsoever to inappropriate persons. Disclosure to family, friends or acquaintances will be grounds for immediate termination and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

5.
Consulting the Chief Compliance Officer or designee when questions arise regarding insider trading or when potential violations of this Policy are suspected.

6.
Ensuring that the Adviser receives copies of confirmations and statements from both internal and external brokerage firms for accounts of Covered Persons (other than Independent Directors (as defined in the Joint Code of Ethics)) and Family Members and Controlled Entities of such Covered Persons.

7.
Advising the Chief Compliance Officer or designee of all outside business activities, directorships, or ownership of over 5% of the shares of a public company. No Covered Person (other than the Company’s Independent Directors (as defined in the Joint Code of Ethics)) may engage in any outside business activities as employee, proprietor, partner, consultant, trustee, officer or director without prior written consent of the Company’s Chief Compliance Officer, or a designee of the Company’s Chief Compliance Officer. Officers and directors (other than Independent Directors (as defined in the Joint Code of Ethics)) of the Company must make reasonable efforts to notify the Company’s Chief Compliance Officer before engaging in any outside business activities as employee, proprietor, partner, consultant, trustee, officer or director of another entity or enterprise presenting an actual, potential or apparent conflict of interest with those of the Company or its investors.

8.
Being aware of, and monitoring, any Clients who are shareholders, directors, and/or senior officers of public companies. Any unusual activity including a purchase or sale of restricted stock must be brought to the attention of the Chief Compliance Officer or designee.

B. Information Security.

In order to prevent accidental dissemination of MNPI, Covered Persons must adhere to the following guidelines:

1. Inform management when unauthorized personnel enter the premises.

2. Lock doors at all times in areas that have confidential and secure files.

3. Refrain from discussing sensitive information in public areas.

4. Refrain from leaving confidential information on message devices.

Adopted: [●], 2024

5. Maintain control of sensitive documents, including handouts and copies, intended for internal dissemination only.

6. Ensure that faxes and e-mail messages containing sensitive information are properly sent, and confirm that the recipient has received the intended message.

7. Do not allow passwords to be given to unauthorized personnel.

IV. SUPERVISORY PROCEDURES

Supervisory procedures can be divided into two classifications — prevention of insider trading and detection of insider trading.

A. Prevention of Insider Trading

To prevent insider trading, the Company’s Chief Compliance Officer or designee should:

1. answer questions regarding the Company’s and the Adviser’s policies and procedures;

2. resolve issues of whether information received by a Covered Person constitutes MNPI and determine what action, if any, should be taken;

3. review this Policy on a regular basis and update it as necessary;

4. when it has been determined that a Covered Person is in possession of MNPI:

(a) implement measures to prevent dissemination of such information other than to appropriate Covered Persons on a “need to know” basis, and

(b) not permit any Adviser employee to execute any transaction in any securities of the issuer in question (except in the limited circumstance in which the information is obtained in connection with a private transaction with the issuer of the securities involved, in which case the private transaction itself is permitted);

5. implement a program of periodic “reminder” notices regarding insider trading; and

Adopted: [●], 2024

6. compile and maintain, with the continuous assistance of the senior management of the Adviser in accordance with the Joint Code of Ethics, a Restricted List of Securities in which no Covered Person (excluding Independent Directors (as defined in the Joint Code of Ethics) of the Company and their Family Members or Controlled Entities so long as they otherwise possess no MNPI) may trade because the Company or the Adviser is deemed to possess MNPI concerning the issuers of such Securities and determine when to remove Securities from the Restricted List.

B. Detection of Insider Trading

To detect insider trading, the Company’s Chief Compliance Officer or designee should:

1. review quarterly trading activity reports filed by those Covered Persons required to file such reports under the Joint Code of Ethics; and

2. promptly investigate all reports of any possible violations of this Policy.

C. Special Reports to Management

Promptly upon learning of a potential violation of this Policy, the Chief Compliance Officer or designee shall prepare a written report to management providing full details, which may include (1) details of the particular Securities and activity involved, (2) the date(s) the Adviser or the Company learned of the potential violation and began investigating; (3) the accounts and individuals involved; (4) actions taken as a result of the investigation, if any; and (5) recommendations for further action.

D. Regular Reports to Management

At least annually, the Company’s Chief Compliance Officer will prepare a written report to senior management of the Company and the Adviser setting forth some or all of the following:

1. a summary of existing procedures to detect and prevent insider trading;

2. a summary of changes in procedures made in the last year;

3. full details of any investigation, whether internal or by a regulatory agency, since the last report regarding any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by any such investigation; and

4. an evaluation of the current procedures and a description of anticipated changes in procedures.

Adopted: [●], 2024

V. TRANSACTIONS IN COMPANY-ISSUED OR RELATED SECURITIES

The Adviser and the Company have established the below additional procedures in order to assist the Adviser and the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of MNPI, and to avoid the appearance of any impropriety. These additional procedures apply to the individuals and Securities, as applicable and as described below.

A.
Pre-Clearance Procedures.

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, Covered Persons, as well as Family Members and Controlled Entities of such persons, may not engage in any transaction involving the Company’s Securities (including any stock plan transaction, gift, loan or pledge or hedge, contribution to a trust, or any other transfer or derivative thereof) without first obtaining pre-clearance of the transaction from the Company’s Chief Compliance Officer.

A request for pre-clearance should be emailed to the Company’s Chief Compliance Officer at least two business days in advance of the proposed transaction. The Chief Compliance Officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any MNPI about the Company, and should describe fully those circumstances to the Company’s Chief Compliance Officer. The requestor should also indicate whether he or she has effected any “opposite-way” transactions within the past six months, and should be prepared to timely report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with the Commission’s Rule 144 and file a Form 144, if necessary, at the time of any sale. See the Company’s “Section 16 Procedures” attached as an appendix to the Company’s Rule 38a-1 Compliance Manual.

B.
Rule 10b5-1 Trading Plans.

Notwithstanding the prohibition against insider trading, Rule 10b5-l (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and this Policy permit a Covered Person to trade Securities issued by the Company regardless of his or her awareness of MNPI regarding the Company or the market for its Securities if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the Covered Person was not in possession of such MNPI and which otherwise fully complies with Rule 10b5-1.

A Rule 10b5-1 trading plan (“Trading Plan”) must be written and must either (i) specify the amount, pricing and timing of transactions in advance, (ii) establish a formula for determining such items, or (iii) delegate discretion on these matters to an independent third party. A Covered Person who wishes to enter into a Trading Plan, or any amendment of a previously adopted plan, must email the Trading Plan or amendment to the Company’s Chief Compliance Officer for his or her approval prior to adoption of the Trading Plan or the amendment. Further, Trading Plans (including amendments) must meet the requirements of Rule 10b5-1 and may not be adopted when the Covered Person is in possession of MNPI about any Securities which are subject to the plan. Once adopted, no further pre-approval of transactions conducted during the term of and pursuant to the Trading Plan will be required; however, a Covered Person may adopt, amend or replace his or her Trading Plan only during periods when trading is permitted in accordance with this Policy. See “Blackout Trading Restrictions” below.

Adopted: [●], 2024

Once a Trading Plan is adopted, the Covered Person generally must not exercise any influence over the amount of Securities to be traded, the price at which they are to be traded or the date of the trade.

In December 2022, the SEC adopted amendments to Rule 10b5-1, which became effective on February 27, 2023. The amended Rule 10b5-1 includes, among other changes, (1) implementation of a “cooling-off” period for trading under Trading Plans; (2) required certifications about knowledge of material, non-public information and good faith; (3) changes to how Trading Plans may be used; and (4) new disclosure requirements for registrants and individuals. A cooling-off period is an established amount of time between the adoption of a Trading Plan and when trading can begin.

Pursuant to the amended Rule 10b5-1, the cooling-off period for officers and directors of the Company will be either 90 days following adoption or modification of a Trading Plan, or two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Trading Plan was adopted, whichever is later. This timeline results in a mandatory cooling-off period of 90 to 120 days. For persons other than officers and directors of the Company, the cooling-off period is 30 days following adoption or modification of a Trading Plan. Further, pursuant to the amended Rule 10b5-1, officers and directors must certify at the time they enter into or modify a Trading Plan that (1) they are not aware of material nonpublic information about the issuer or its securities; and (2) they are adopting the contract, instruction, or plan “in good faith and not as part of a plan or scheme to evade the prohibitions” of Rule 10b5-1. Further, an insider of the Company is prohibited from having multiple overlapping Trading Plans in place.

C.
Blackout Trading Restrictions.

Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s Securities. During the period prior to the release of quarterly financial results, Covered Persons may possess MNPI. Therefore, you can anticipate that, to avoid even the appearance of trading while in possession of MNPI, Covered Persons, as well as their Family Members and Controlled Entities, will not be pre-cleared to trade in Company Securities during the period beginning one week prior to the end of each fiscal quarter and ending after the second full business day following the public release of the Company’s earnings results for that quarter.

Event-specific Blackout Periods. From time to time, an event may occur that is material to the Company or the market for its Securities and is known by only a few Covered Persons. So long as the event remains material and non-public, no Covered Persons may trade in the Company’s Securities. This restriction applies regardless of whether such persons have actual knowledge of the material event in question. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Company Securities during an event-specific blackout, the Company’s Chief Compliance Officer will inform the requestor of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Chief Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while in possession of MNPI regarding the Company or the market for its Securities.

Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company Securities in order to generate cash may, in appropriate circumstances, be permitted to sell such Securities even during the quarterly blackout period. Hardship exceptions may be granted only by the Company’s Chief Compliance Officer and must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the Chief

Adopted: [●], 2024

Compliance Officer concludes that the Company’s earnings information for the applicable quarter does not constitute MNPI. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

D.
Transactions Pursuant to Dividend Reinvestment Plans

If you participate in an automatic dividend reinvestment plan, including with respect to the Company’s Securities, this Policy does not apply to purchases of Securities under that dividend reinvestment plan resulting from your automatic reinvestment of dividends paid on the subject securities. This Policy, including any black-out periods applicable to transacting in the Company’s Securities, does apply, however, to voluntary purchases of Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the dividend reinvestment plan, or to increase your level of participation in the plan. This Policy also applies to your sale of any Securities purchased pursuant to the plan.

E.
Additional Prohibited Transactions

The Company and the Adviser consider it improper and inappropriate for any Covered Person to engage in short-term or speculative transactions in the Company’s Securities or certain derivatives thereof. Accordingly, the following additional policies also apply with respect to the trading activities of Covered Persons:

Short-Term Trading. Short-term trading of the Company’s Securities by a Covered Person may be distracting to such person and may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term business objectives. For these reasons, any Covered Person who purchases the Company’s Securities may not sell any Securities of the same class for that Company during the six months following such purchase. In addition, Section 16(b) of the Exchange Act imposes short-swing profit restrictions on the purchase or sale of the Company’s equity securities by such Company’s officers and directors and certain other persons. Restrictions pursuant to section 16(b) apply to transactions on a matched basis, regardless of the results of trading of actual security positions. See the Company’s “Section 16 Procedures” attached as an appendix to the Company’s Rule 38a-1 Compliance Manual.

Short Sales. Short sales of the Company’s Securities evidence an expectation on the part of the seller that the Securities will decline in value, and therefore signal to the market that the seller lacks confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, Covered Persons are prohibited from engaging in short sales of Company Securities. In addition, Section 16(c) of the Exchange Act prohibits the Company’s officers and directors, and certain other persons, from engaging in short sales of the Company’s Securities.

Publicly Traded Options. A transaction in options, puts, calls or other derivative securities concerning the Company’s Securities is, in effect, a bet on the short-term movement of the Company’s Securities and therefore may create the appearance that a Covered Person is trading based on MNPI concerning the Company or the market for its Securities. Transactions of this sort also may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term business objectives. Accordingly, Covered Persons are prohibited from engaging in transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, relating to the Company’s Securities. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below captioned “Hedging Transactions.”)

Adopted: [●], 2024

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. Such transactions may permit a Covered Person to continue to own the Company’s Securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, Covered Persons are strongly discouraged from engaging in any such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI or otherwise is not permitted to trade in the Company’s Securities, Covered Persons are prohibited from holding the Company’s Securities in a margin account as collateral for a margin loan or otherwise pledging the Company’s Securities as collateral for a loan. An exception to this prohibition may be granted where a Covered Person wishes to pledge the Company’s Securities in a margin account or as collateral for a loan and clearly demonstrates the financial capacity to repay the loan without resort to the pledged Securities. Any Covered Person who wishes to pledge the Company’s Securities in a margin account or as collateral for a loan must submit a request for approval to the Company’s Chief Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. (Pledges of the Company’s Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

F.
Post-Termination Transactions

This Policy continues to apply to transactions in the Company’s Securities even after termination of service to the Adviser or the Company. If an individual is in possession of MNPI when his or her service terminates, that individual may not trade in the Company’s Securities until that information has become public or is no longer material. The pre-clearance procedures specified under Section V.A above, however, will cease to apply to transactions in the Company’s Securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.

G.
Questions About This Policy

Compliance by all Covered Persons with this policy is of the utmost importance both for you, the Company, the Adviser and the Administrator. If you have any questions about the application of this policy to any particular case, please immediately contact the Company’s Chief Compliance Officer.

Your failure to observe this policy could lead to significant legal problems, as well as other serious consequences, including termination of your employment.

H.
Certifications

All Covered Persons must certify their understanding of, and intent to comply with, this policy. A copy of the certification that all such persons must sign is attached to this policy.

Adopted: March [●], 2023

Adopted: [●], 2024

Adopted: [●], 2024

Runway Growth FINANCE CORP.

runway growth capital LLC

and

runway administrator services LLC

Exhibit A to

Insider Trading Policy and Procedures

ACKNOWLEDGMENT AND CERTIFICATION

I acknowledge receipt of the Insider Trading Policies and Procedures (the “Policies and Procedures”) of Runway Growth Finance Corp. (the “Company”), Runway Growth Capital LLC (the “Adviser”) and Runway Administrator Services LLC (the “Administrator”). I have read and understand the Policies and Procedures and agree to be governed by the same at all times with respect to the Company and/or Adviser. Further, if I have been subject to the Policies and Procedures during the preceding year, I certify that I have fully complied with the requirements of the Policies and Procedures and am not personally aware of any actual or apparent violation, by others, of the Policies and Procedures which I have not previously reported to management, the Company’s and Adviser’s Chief Compliance Officer or the Company’s Audit Committee.

(signature)

(please print name)

Date: